Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

(952) 838-2867

moberg@analysts.com

Analysts International Corporation Announces Leadership Change

MINNEAPOLIS — December 18, 2009 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced that Elmer Baldwin will no longer serve as its President and Chief Executive Officer. The Board of Directors has appointed Andrew K. Borgstrom as the Company’s President and Chief Executive Officer, effective immediately. Borgstrom, 48, has been a member of the AIC Board since May 2008 and has more than 25 years’ experience in the IT services industry.

“On behalf of the Board, I would like to thank Elmer for his strategic vision and leadership during this important period of transformation for AIC,” said Dr. Krzysztof Burhardt, Chairman of the Board of Analysts International. “We are grateful for his contributions to the business and wish him all the best in the future.

“In January 2008, we laid out a strategic plan designed to transform AIC into a value-driven IT services company,” added Burhardt. “While the company has made significant progress against its plan over the course of the past two years, we have not yet delivered the performance necessary to return AIC to profitability and position the company for long-term growth. It’s time to take this organization to the next level and fully realize the potential that exists for AIC.

“As an AIC board member, Andrew is familiar with AIC’s strategic direction and operational capabilities. His knowledge of the business, combined with his strong track record of success working with other IT services companies, will serve us well moving forward,” said Burhardt. “We’re fortunate to have Andrew engage in this role and look forward to accelerating execution of the company’s strategy.”

Borgstrom has spent the past five years as Chief Executive Officer of RapiDemand, a Chicago-based consulting company that focuses on assisting businesses with developing and implementing growth strategies. Prior to RapiDemand, Borgstrom served as Chief Executive Officer of T-Systems, Inc., a global technology services company and division of Deutsche Telekom. He has also served as CEO for a number of other technology companies throughout his career, including Debis IT North America and Technology Asset Management. Borgstrom earned a B.S. degree in Computer Science and Systems Analysis from Taylor University in Upland, Indiana.

“For more than 40 years, AIC has been delivering world-class IT services to its clients and it is my pleasure to be able to leverage this great legacy,” said Borgstrom. “I believe in this company and its strategy. I also recognize the fact that we have work to do in order to deliver profits and shareholder value.”

AIC will host a conference call for investors on Tuesday, December 22, 2009, at 4 p.m. CT to discuss today’s announcement. Participants may access the call by dialing 1.866.233.5281, or 1.416.849.6199 for international callers, and asking for the Analysts International conference call. Interested parties can also hear a replay of the call from 8 p.m. CT on December 22, 2009, to 10:59 p.m. CT on December 29, 2009, by calling 1.866.245.6755, or 1.416.915.1035 for international callers, and using access code 74494.

About Analysts International Corporation

Analysts International Corporation (Nasdaq: ANLY) is an information technology services company that’s focused on providing configured solutions for its clients. We proudly serve a broad portfolio of clients throughout the United States with technology staffing, collaboration solutions, platform solutions, project and application solutions and managed services offerings. For more information, visit us online at www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements made in this press release by AIC, its Chairman of the Board Dr. Burhardt or its newly-appointed President and CEO Mr. Borgstrom, regarding, for instance: (i) AIC’s ability to implement its strategic plan; and (ii) management’s beliefs with respect to the impact of its recent leadership change on the execution of AIC’s strategy, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business transformation plan; (ii) the risk that AIC will not be able to continue to reduce costs or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the impact of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release.

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